EXHIBIT 4

                          THE BANKNORTH GROUP, INC.

                        1997 EQUITY COMPENSATION PLAN

                                  ARTICLE I

                              NAME AND PURPOSE

      1.01 Plan Name. The name of the plan contained herein is the Banknorth Group, Inc. 1997 Equity Compensation Plan (the "Plan") and the Plan will be governed in accordance with the following provisions.

      1.02 Purpose. The purpose of the Banknorth Group, Inc. 1997 Equity Compensation Plan is to provide a means whereby Banknorth Group, Inc. (the "Corporation") may, through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance share units to directors, officers and certain other key employees of the Corporation and/or its subsidiaries, attract and retain persons of high caliber and motivate them to exert their best efforts on behalf of the Corporation.

      The Plan is unfunded and is maintained primarily to provide deferred compensation for directors and a select group of management or highly compensated employees, as well as to increase the identification of directors and management with shareholder interests.

      1.03 Plan Not Exclusive. The Plan is not intended to be, and shall not be deemed to be a substitute for, or preclude continued payment of directors' fees in cash, or preclude continuance or establishment of any other deferred compensation plan or arrangement for directors, nor shall the Plan be deemed to be a substitute for, or preclude continuance or establishment of, other deferred compensation, incentive compensation, profit participation or bonus plans of the Corporation or any other plan, practice or arrangement for the payment of compensation or fringe benefits, including, without limitation, commissions, prizes, suggestion or special awards, production or similar bonuses, retirement, profit sharing, group insurance, stock purchase or stock bonus plans or other bonus plans or arrangements, that may now or hereafter be in effect for employees generally or any group or class of employees, and any such plan, practice or arrangement may be continued or authorized and payment thereunder made independently of the Plan.

                                 ARTICLE II

                               ADMINISTRATION

      2.01 Administration. The Plan shall be administered by the Corporation's Board of Directors (the "Board") or a committee designated by the Board (the "Committee"), and their interpretation of any provisions of the Plan or any option or right granted under it, and the application of such provisions to any set of facts, shall be final and binding on all concerned. If any Committee shall be so designated, awards under this Plan upon recommendation of the Committee shall be subject to prior approval by the Board. No member of the Board or Committee shall be liable for any action or determination made in good faith. Any action or decision by such Board or Committee, as contemplated by the Plan, may be by a majority of those directors present and acting, provided that a quorum is present.

      Except for purposes of Sections 3.01 and 11.01, any reference in the Plan to the Board shall be deemed to refer to the Committee if and to the extent that a committee has been designated by the Board to administer the Plan.

                                 ARTICLE III

                                PARTICIPANTS

      3.01 Selection of Participants. Persons eligible to participate shall be chosen by the Board from time to time and shall be limited to directors of the Corporation and its subsidiaries, including non-employee directors, and those officers and other key executive employees of the Corporation and its subsidiaries, either part-time or full-time, who are in positions in which their decisions, actions and counsel have a significant impact upon the profitability of the Corporation. In addition to the foregoing eligible participants, individuals nominated to serve on the Board of Directors of the Corporation or its subsidiaries may receive awards, with the vesting of such awards subject to the election or appointment to the Board of such nominee or nominees.

      3.02 Recipients of Incentive Stock Options. No option granted under the Plan which is intended to be an "incentive stock option" as defined in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), shall be granted to (i) a participant who at the time of grant owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or of its subsidiaries unless the option so granted meets the requirements of Section 422(c)(5) of the Code, or (ii) who is not also an employee of the Corporation or any of its subsidiaries.

      3.03 Board Discretion. (a) The number of shares subject to each option, the option price per share of the shares subject to each option, whether each option is intended to be an "incentive stock option" or a non-qualified stock option, and whether stock appreciation rights shall be included in each option (either concurrently with the grant of the option or at any time thereafter during the term of the option), the number of shares included in and the conditions for vesting of, any restricted stock grant or performance share grant, and whether restricted stock units or performance share units shall be included in such grants (either concurrently with the grant or at any time prior to vesting of the restricted stock or performance shares, as the case may be) shall be determined by the Board in its discretion, not inconsistently with the other provisions hereof.

(b) Notwithstanding the foregoing, no participant may be awarded during any calendar year stock options (with or without tandem stock appreciation rights), freestanding stock appreciation rights, or restricted stock or performance shares (in either case, with or without related share units) with respect to more than 50,000 shares of the Company's Common Stock, in the aggregate. Such annual limitation shall be subject to appropriate adjustment in accordance with Article X of this Plan.

                                 ARTICLE IV

                           SHARES SUBJECT TO PLAN

      4.01 Shares Subject To Awards Under the Plan. The stock to be delivered on exercise of options granted under Articles V and VI of the Plan and the restricted stock or performance shares to be awarded under Article VII of the Plan may be either shares of the Corporation's authorized but unissued Common Stock, or shares of Common Stock reacquired by the Corporation and held in treasury, as the Board shall determine. Subject to adjustments as hereinafter provided, the total number of shares of the Common Stock of the Corporation which may be awarded and issued under
Article V, VI and VII of the Plan shall not exceed in the aggregate 525,000 shares. Awards may be granted in respect of shares as to which prior options have expired, terminated or been forfeited, in whole or in part, or in respect of shares allocable to outstanding options, or in respect of restricted stock or performance shares previously awarded but forfeited, in whole or in part, due to failure to meet the performance or other restrictions or conditions to vesting, provided that at no time shall awards be granted which could cause the aggregate number of shares awarded under the Plan to exceed the foregoing limitations of this Article IV.

                                  ARTICLE V

                             STOCK OPTION AWARDS

      5.01 Terms of Awards. Options granted under this Plan which are intended to be incentive stock options shall contain such provisions as the Board considers necessary or advisable in order that the options may qualify under Section 422 of the Code. In addition, options granted under the Plan shall be subject to the following terms and conditions not inconsistent therewith as the Board shall determine:

(a) Type of Option. Each option agreement shall identify the option represented thereby as an incentive stock option or a non-qualified stock option, as the case may be;

(b) Option Price. Subject to Section 3.02 hereof, the option price per share of stock deliverable upon the exercise of an option shall not be less than one hundred percent (100%) of the fair market value per share of the stock on the day the option is granted;

(c) Exercise of Option. Each option shall be made exercisable at such time or times, whether or not in installments (which shall be cumulative), as the Board shall determine, provided that the option period shall not (i) in the case of incentive stock options, commence earlier than one (1) year after the date of grant of the option; (ii) in the case of non-qualified options, commence earlier than six (6) months after the date of granting of the option; and (iii) in the case of both incentive stock options or non-qualified stock options, end later than ten (10) years after the date of grant of the option. The Board may at any time accelerate the time at which all or any part of the option may be exercised, subject to the terms set forth herein. Any exercise of an option must be in writing signed by the proper person and received by the Corporation at its principal office in Burlington, Vermont, accompanied by the form of option and full payment for the number of shares in respect of which the option is exercised. If the purchase price is paid in whole or in part in shares of Common Stock of the Corporation, the certificates for such shares shall be accompanied by appropriate instruments of transfer in a form acceptable to the Corporation. In the event an option is exercised by the executor or administrator of a deceased optionee, or by the person or persons to whom the option has been transferred by the optionee's will or the applicable laws of descent and distribution, or by the person or persons to whom the option has been transferred pursuant to subparagraph (i)(B) below, the Corporation shall be under no obligation to deliver stock thereunder unless and until the Corporation is satisfied that the person or persons exercising the option is or are the duly appointed executors or administrators of the deceased optionee, or the person or persons to whom the option has been transferred by the optionee's will or by the applicable laws of descent and distribution, or the person or persons to whom such option has been transferred pursuant to subparagraph (i)(B) below;

(d) Medium and Time of Payment.

      (A) At the time of exercise of an option, payment in full of the option price shall be made for all shares purchased on such exercise. Such price may be paid in cash (including a certified check or bank draft) or in shares of Common Stock of the Corporation (including shares acquired by the exercise of an option granted under the Plan whether or not the holding periods specified under Code Section 422(a)(1) have been satisfied), or partly in cash and partly in such shares, at the election of the person exercising the option. If the price is paid in whole or in part in such shares, such shares shall be valued at their fair market value at the time of exercise, for the purpose of determining the extent to which the option price has been paid in such shares;

      (B) Notwithstanding the foregoing, an optionee may elect to pay for the exercise of a stock option through the following cashless exercise procedures. The optionee shall notify the Corporate Secretary in writing of his or her intent to exercise the option. Written instructions will then be prepared and delivered to the Corporation and to the optionee's broker indicating the optionee's cashless election and instructing the Corporation to deliver to the broker the Common Stock issuable upon exercise. The exercise of the optionee's stock option will be executed on the same day that the broker is able to sell the stock. The broker will then withhold from the proceeds of the sale and deliver to the Corporation an amount, in cash, equal to the option price. An additional amount representing the optionee's estimated federal and state tax withholding liabilities may also be withheld and delivered to the Corporation at the optionee's election;

(e) Number of Shares; Maximum Annual Limit. The option grant shall state the total number of shares to which it pertains. To the extent the aggregate fair market value, determined at the time the option is granted, of the stock for which incentive stock options are exercisable for the first time by any individual during any calendar year under the Plan (and under all other plans of the Corporation and of its subsidiaries) exceeds one hundred thousand dollars ($100,000), such options shall be treated as options which are not incentive stock options;

(f) Period of Option. The period of each option shall be fixed by the Board, but no option shall be exercisable after the expiration of ten (10) years from the date it is granted;

(g) Fair Market Value. For purposes of this section and subject to the next sentence, fair market value means, either (i) the closing price of the Common Stock or (ii) if the Board otherwise affirmatively determines, the average of the high and low prices of the Common Stock, on the date on which the option is exercised (as specified on the option exercise form), as reported on a stock exchange or over-the-counter market on which the Common Stock is traded. In the event the optionee elects to tender shares of the Corporation's Common Stock in part or full payment of the option exercise price and such shares are sold in the open market by or on behalf of such optionee in connection with such exercise, the Fair Market Value of such shares shall be deemed equal to the net proceeds of such sale, to the extent they are paid over to the Corporation in payment of the exercise price;

(h) Tax Withholding Rights. An optionee may elect, upon exercise of an option, to have the Corporation satisfy federal and state income tax withholding requirements applicable to the exercise, by (i) tendering shares of Common Stock or (ii) having the Corporation retain from the Common Stock deliverable to the optionee upon exercise, that number of shares of Common Stock having a fair market value equal to the estimated amount of the tax withholding liability;

(i) Transferability of Options.

      (A) Except as otherwise provided in subparagraph (i)(B) below, no option may be transferred by the optionee otherwise than by will or by the laws of descent and distribution, and during the lifetime of the optionee, the option shall be exercisable only by the optionee. An option held by the optionee at the time of death, disability or retirement, will be subject to the provisions and limitations of subparagraph (k) below;

      (B) In addition to transfers permitted under subparagraph (i)A above, the Board, in its discretion, may provide that any non-qualified stock option may be transferred by the optionee during his lifetime, provided that such transfer is made without consideration and the transferee is (i) a member of the optionee's family; or (ii) a trust established for the benefit of the optionee or members of the optionee's family; or (iii) a charitable trust, corporation or other entity qualifying as a tax exempt entity under
Section 501(c)(3) of the Internal Revenue Code, as amended. Any transferable option issued pursuant hereto (i) shall be exercisable only during the period and to the extent such option would otherwise have been exercisable if retained by the grantee; (ii) shall not include any award of tandem stock appreciation rights; (iii) shall contain appropriate restrictions on the further transfer of the option by the transferee; and (iv) shall contain such other conditions and restrictions as the Board may deem advisable;

(j) Termination of Employment or Board Membership. In the event that an optionee shall cease to be employed by the Corporation, or in the event that an optionee who is a non-employee director is removed from the Board of Directors or any subsidiary, in either case other than by reason of death or disability or retirement, then at any time or times prior to the close of business on the date of termination such option may be exercised by the optionee as to all, or any, of the shares which the optionee was entitled to purchase immediately prior to such termination of employment, and except as so exercised such option shall expire at the close of business on the date of termination. Notwithstanding the foregoing, no option may be exercised at a time when the option would not be exercisable had the optionee remained an employee or director, as the case may be;

(k) Death, Disability, or Retirement. If an optionee dies or becomes permanently disabled at a time when he is entitled to exercise an option, then at any time or times within twelve (12) months after his death or disability, such option may be exercised, as to all or any of the shares which the optionee was entitled to purchase immediately prior to his death or disability, by him or his executor or administrator or the person or persons to whom the option is transferred by will or the applicable laws of descent and distribution, and except as so exercised such option shall expire at the end of the period specified above. Notwithstanding the foregoing, no option may be exercised after the expiration of the option period.

      If an optionee retires at a time when he is entitled to exercise an option, then at any time or times within three (3) months after his retirement date, such option may be exercised by the optionee, as to all or any of the shares which the optionee was entitled to purchase immediately prior to his retirement, and except as so exercised such option shall expire at the end of the period specified above. Notwithstanding the foregoing, no option may be exercised after the expiration of the option period. For purposes of the Plan "retirement" shall mean (i) in the case of an employee of the Corporation, termination of employment with the Corporation or subsidiary if such termination constitutes retirement (including at an early, normal, or deferred retirement date) as provided for at the time of such termination under any retirement program then maintained by the Corporation or a subsidiary; (ii) in the case of directors, termination of such individual's service on the Board of the Corporation and any of its subsidiaries, for any reason other than removal for cause; and (iii) in the case of an individual who is both an employee and a director, the last to occur of the events specified in clauses (i) and (ii).

                                 ARTICLE VI

        AWARD AND EXERCISE OF STOCK APPRECIATION RIGHTS; LIMITATIONS

      6.01 Rights. A stock appreciation right is a right granted to the holder to receive, pursuant to the terms of the right, an amount payable in shares of Common Stock or, at the election of the Board, cash or a combination of cash and shares of Common Stock, in each case, (i) equal to the appreciation in market value of a stated number of shares of Common Stock from the date of grant to the date of exercise or (ii) in the case of rights granted in tandem with or by reference to a stock option, equal to the increase in the value of the shares covered by the option to which the stock appreciation right is related, as more particularly set forth below in this Article VI. The procedures for exercise of stock options (including tax withholding rights under Section 5.01(h)) and the provisions governing expiration or cancellation of stock options shall be deemed to apply to any stock appreciation rights granted under the Plan, to the extent not inconsistent with this Article VI.

      6.02 Grants. Any option granted under the Plan may contain such provisions relating to stock appreciation rights, not inconsistent with this
Article VI and other provisions of the Plan, as the Board shall determine. Any option accompanied by a stock appreciation right shall provide for the surrender of any unexercised stock appreciation right to the extent that the option which it accompanies, or to which it is related, is exercised.

      6.03 Exercisability. A stock appreciation right granted in tandem with or by reference to a stock option shall be exercisable when the related option is surrendered, and only to the extent the related option is, at the time, exercisable. A stock appreciation right not granted in tandem or by reference to a stock option shall be exercisable in accordance with the terms of the grant. No stock appreciation right shall be exercisable earlier than twelve (12) months after the date of grant. All stock appreciation rights shall be exercisable not more than ten years after the date of grant.

      6.04 Exercise. Upon exercise of a right, the grantee shall be paid the excess of the then fair market value of the number of shares to which the right relates over the fair market value of such number of shares at the date of grant of the right or the related stock option, as the case may be. The Board may in its sole discretion elect, at any time before or after exercise of any stock appreciation right by the holder, to discharge the Corporation's obligation in respect thereof (i) by the delivery of shares of Common Stock, or (ii) by the payment of cash or partially by the payment of cash and partially by the delivery of shares of Common Stock. The total value of payments under (ii) above shall equal the aggregate value of the shares of Common Stock deliverable under (i) above. No fractional shares will be delivered.

      6.05 Window Period. Unless otherwise permitted or required by the Board at any time, any full or partial exercise by a director or officer of the Corporation (as defined for this purpose by the applicable regulations of the Securities and Exchange Commission) of a stock appreciation right to be satisfied in cash, in full or partial settlement of the right so exercised, shall be made only during the period beginning on the third business day following the date of release for publication of quarterly or annual (as the case may be) summary statements of sales and earnings of the Corporation and its subsidiaries, and ending on the twelfth business day following such date.

      6.06 Conditions. The Board may, in its discretion, as it deems such to be in the best interests of the Corporation, impose other conditions and limitations upon the exercise of a stock appreciation right, and upon the Corporation's obligations under the Plan in respect of stock appreciation rights, which conditions may include a condition or limitation that the stock appreciation right may only be exercised in accordance with further rules and regulations adopted by the Board from time to time. Such rules and regulations may govern the right to exercise stock appreciation rights granted prior to the adoption of amendment of such rules and regulations as well as stock appreciation rights granted thereafter. Without limiting the foregoing, the Board may specify that stock appreciation rights may be exercised by the holder only with the consent of the Board, or may specify the maximum amount of cash or Common Stock which may be delivered upon exercise of stock appreciation rights in any year.

                                 ARTICLE VII

             AWARDS OF RESTRICTED STOCK, RESTRICTED STOCK UNITS,
               PERFORMANCE SHARES AND PERFORMANCE SHARE UNITS

      7.01 Definitions.

(a) "Performance Shares." Restricted Stock that is subject to a Restriction Period under Section 7.01(e) that includes conditions or restrictions upon vesting based in whole or in part on the performance of the Corporation or any of its affiliates as measured by earnings, stock price or any other measures(s) of corporate performance selected by the Board.

(b) "Performance Share Units." The right to receive payment in cash pursuant to Section 7.03 upon the expiration of the Restriction Period established pursuant to Section 7.01(e) applicable to the related Performance Shares.

(c) "Restricted Stock." Common Stock subject to the Restriction Period set forth in Section 7.01(e).

(d) "Restricted Stock Unit." The right to receive a payment in cash pursuant to Section 7.03 upon the expiration of the Restriction Period set forth in
Section 7.01(e) applicable to the related Restricted Stock.

(e) "Restriction Period." The Restriction Period of each award shall be five
(5) years from the date on which the award is granted. In addition, the Board may at its discretion establish other restrictions to operate in lieu of or in addition to the Restriction Period set forth in this Section 7.01(e).

      7.02 Restricted Stock and Performance Share Awards. The Board, in its sole discretion, may grant awards of Restricted Stock, including Performance Shares, to persons who are eligible to participate in the Plan pursuant to
Section 3.01.

      7.03 Restricted Stock Unit and Performance Share Unit Awards. The Board, in its sole discretion, may create Restricted Stock Units and Performance Share Units equal to fifty percent (50%) of the Restricted Stock Award or the Performance Share Award, as the case may be, granted to individuals pursuant to Section 7.02.

      7.04 Distribution of Common Stock. Upon the expiration of the Restriction Period and other restrictions, if any, under Section 7.01(e) applicable to Restricted Stock or Performance Shares (or as soon as practicable thereafter), the Board shall distribute one (1) share of Common Stock in exchange for each such share of Restricted Stock or each Performance Share, as the case may be, registered in the participant's name.

      7.05 Distribution of Restricted Stock Unit and Performance Share Unit Awards. Upon expiration of the Restriction Period or other restrictions under Section 7.01(e) applicable to such Restricted Stock or Performance Share Units (or as soon as practicable thereafter), the Board shall distribute in cash the value of the Units earned. Each such Unit shall be equal to the value of one (1) share of Common Stock valued on the date the Restriction Period expires.

      7.06 Termination of Employment. In the event that, prior to the expiration of the Restriction Period or expiration or satisfaction of other restrictions under Section 7.01(e), a participant shall cease to be employed by the Corporation or, in the case of a non-employee director, shall cease to serve as a director, in either case other than by reason of death, disability or retirement, all unvested Restricted Stock, Performance Shares, Restricted Stock Units and Performance Share Units awarded to such participant shall be forfeited by such participant as of the effective date and time of such termination and shall revert to the Corporation.

      7.07 Death, Disability, or Retirement. Upon the participant's death, retirement or permanent disability, the Board, in its sole discretion, may determine that the Restriction Period and any other applicable restrictions under Section 7.01(e) will be deemed to have expired and may distribute one
(1) share of Common Stock to the participant or his beneficiary in exchange for each share of Restricted Stock and each Performance Share registered in the participant's name and may distribute the Restricted Stock and Performance Share Awards to the extent earned if the performance targets or other conditions established by the Board have been achieved. In the event the Restriction Period or other applicable restrictions under Section 7.01(e) is not deemed to have expired under this Section 7.07, the participant's Restricted Stock and Performance Shares (and Restricted Stock Units and Performance Share Units) shall be forfeited by him and shall revert to the Corporation. For purposes of the Plan "retirement" shall have the meaning set forth in Section 5.01(k) of this Plan.

      7.08 Beneficiary Designation. A participant may designate a beneficiary or beneficiaries for purposes of the Plan and may change such designation from time to time by filing a written designation with the Board and pursuant to such rules as the Board promulgates.

      7.09 Anti-Alienation Provision. During the period prior to satisfaction of all applicable conditions and restrictions upon vesting under Section 7.01(e), Restricted Stock and Performance Shares (and Restricted Stock Units and Performance Share Units) granted to a participant may not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or change, except as herein provided or as required by applicable law.

      7.10 Rights of Holders of Restricted Stock and Performance Shares. During the Restriction Period, a participant shall have the right to receive dividends on Restricted Stock and Performance Shares but shall not have the right to receive dividends on Restricted Stock Units and Performance Share Units.

      7.11 Restricted Stock and Performance Share Agreement. An eligible director, officer or employee must agree in writing to the terms and conditions of any award of Restricted Stock, Performance Shares, Restricted Stock Units and Performance Share Units, on a form provided by the Board.

                                ARTICLE VIII

                              DELIVERY OF STOCK

      8.01 Delivery of Stock. The Corporation shall not be obligated to deliver any shares of Common Stock or to register any transfer of Common Stock or of stock options issued pursuant to Article V unless and until, in the opinion of the Corporation's counsel, all federal and state laws and regulations which the Corporation may deem applicable have been complied with, nor, in the event the Common Stock is at the time listed upon any national securities exchange, unless and until the shares to be delivered have been listed or authorized to be added to the list upon official notice of issuance upon such exchange, nor unless and until all other legal matters in connection with issuance and delivery of the shares, or the transfer of the shares or options, as the case may be, have been approved by the Corporation's counsel. Without limiting the generality of the foregoing, the Corporation may require from the participant or his transferee, as applicable in the circumstances, such investment representation or agreement, if any, as counsel for the Corporation may consider necessary in order to comply with the Securities Act of 1933, as amended, and may require that such participant or transferee agree to notify the Corporation prior to any disposition of the shares or stock options, whether by sale, gift, or otherwise. To the extent a the participant incurs any expenses in connection with compliance with this section of the Plan, the Corporation may, at its sole discretion, reimburse the participant for any reasonable expenses so incurred. The Corporation shall use its best efforts to achieve any compliance with applicable law and the participant and any transferee of a participant shall take any action reasonably requested by the Corporation in such regard.

      An optionee pursuant to Articles V and VI shall have the rights of a shareholder only as to shares actually delivered to the optionee.

      8.02 Withholding. Subject to Section 5.01(h) hereof, whenever the Corporation proposes or is required to issue or transfer shares of Common Stock under the Plan, the Corporation shall have the right to require the recipient to remit to the Corporation an amount sufficient to satisfy any federal, state, and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. No shares of Common Stock shall be delivered, or cash or other payment made, unless arrangements satisfactory to the Corporation are made for any federal income tax or other withholding required.

                                 ARTICLE IX

                            RIGHTS TO EMPLOYMENT

      9.01 No Employment Rights Created. Neither the Plan nor any option or award granted under the Plan imposes any obligation on the Corporation or any subsidiary to continue the employment of any participant or any other relationship between the participant and the Corporation or any subsidiary, including membership on the Board of Directors, nor interferes in any way with the right of the Corporation or any subsidiary, subject to applicable law, to terminate the employment of any of its employees or such other relationship at any time.

                                  ARTICLE X

                      ADJUSTMENT UPON CHANGES IN STOCK

      10.01 Pro Rata and Other Adjustments. In the event of a stock dividend, split-up, combination of shares, recapitalization, plan of share exchange or merger in which the Corporation is the surviving corporation (other than as provided below), or other similar capital change, or in the event of a spin-off or other significant distribution of stock or property by the Corporation to its shareholders, the Board shall make such pro rata adjustments and other changes, if any, in the number and kind of shares of stock or securities of the Corporation to be subject to the Plan and to options and awards then outstanding or to be granted thereunder, the maximum number of shares or securities which may be issued on the exercise of options or under awards granted under the Plan, the option price, and other relevant provisions as it considers equitable and appropriate, and the Board's determination shall be binding on all persons.

      10.02 Change in Control. In the event of a consolidation, merger or plan of share exchange in which the Corporation is not the surviving corporation, or in the event of a Business Combination not approved by the Continuing Directors (both as defined in Article Thirteenth of the Corporation's Certificate of Incorporation), or in the event of complete liquidation of the Corporation,

      (A) all outstanding options and stock appreciation rights shall thereupon become immediately exercisable; and

      (B) all outstanding awards of Restricted Stock and Performance Shares and Restricted Stock Units and Performance Share Units shall thereupon be deemed vested.

      In addition, the Board may, in its discretion, accelerate the exercisability or vesting of awards to any time prior to the effective time of any such event specified in this Section 10.02, and include such further provisions and limitations in any agreement entered into with respect to an option or award as it may deem equitable and in the best interest of the Corporation.

                                 ARTICLE XI

                                 AMENDMENTS

      11.01 Plan Amendments. The Board may at any time suspend or discontinue granting options and/or awards under the Plan. The Board may at any time or times amend the Plan or any outstanding option and/or awards for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law, provided that, except as provided in Section 10.01, no such amendment shall, without the approval of the shareholders of the Corporation, increase the maximum number of shares available under the Plan. No such amendment shall adversely affect the rights of any participant (without the participant's consent) under any option or award theretofore granted.

                                 ARTICLE XII

                           TERMINATION OF THE PLAN

      12.01 Term of the Plan. No award shall be granted under the Plan after 10 years following adoption of this Plan. Awards theretofore granted may extend beyond that date but not beyond 10 years after such award is granted.


                                ARTICLE XIII

                          APPROVAL OF STOCKHOLDERS

      13.01 Shareholder Approval. Adoption of this Plan shall be subject to the approval of the shareholders of the Corporation, which approval shall be secured within one year after the date the Plan is adopted by the Board.

                           SECRETARY'S CERTIFICATE

      The Banknorth Group, Inc. 1997 Equity Compensation Plan was approved by the Board of Directors of Banknorth Group, Inc. on February 25, 1997 and by the Shareholders of Banknorth Group, Inc. on May 13, 1997.





                                       Thomas M. Dowling
                                       Secretary